Exhibit 99.1

Contact:

Jack Brennan, CFO

(305) 375-8005 or jbrennan@answerthink.com

Answerthink Announces Fourth Quarter Results

•	Revenues and EPS in line with guidance
•	Q4 Cash flow from operations was $2.2 million.

MIAMI, FL – February 10, 2004 – Answerthink, Inc. (Nasdaq: ANSR) today announced financial results for the fourth quarter ended January 2, 2004.

Revenues in the fourth quarter of 2003 were $31.2 million compared to $39.4 million in the fourth quarter of 2002. The Company’s net income in the fourth quarter of 2003 was $1.0 million, or $0.02 per diluted share, compared to a net loss of $14.7 million, or $0.32 per diluted share in the fourth quarter of 2002. The fourth quarter of 2002 results included a restructuring charge related to severance and lease exit costs of $0.24 per diluted share and a loss from discontinued operations of $0.10 per diluted share. The Company’s pro forma net income in the fourth quarter of 2003 was $1.3 million, or $0.03 per diluted share, compared to a net loss of $367 thousand, or $0.01 per diluted share in the fourth quarter of 2002. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables. The Company’s cash balances, including restricted cash and marketable investments, were $67.4 million at the end of the fourth quarter of 2003, an increase of $2.7 million from the third quarter of 2003.

For fiscal year 2003, revenues were $132.4 million compared to $176.8 million reported in fiscal year 2002. The Company’s net loss in 2003 was $4.8 million, or $0.11 per diluted share, compared to a net loss of $69 million, or $1.49 per diluted share in fiscal year 2002. Fiscal year 2003 results included restructuring costs of $0.11 per diluted share related to an increase in previously established restructuring reserves for the closure and consolidation of facilities. The Company’s pro forma net income for fiscal year 2003 was $1.5 million or $0.03 per diluted share, compared to a net loss of $757 thousand or $0.02 per diluted share in fiscal year 2002.

“We are confident that the strategic foundation we created in 2003 will help drive our momentum in 2004,” said Answerthink’s Chairman and CEO, Ted A. Fernandez. “In 2003, we aggressively grew the revenues of The Hackett Group, while transitioning its offerings to multi-year or subscription based services. We leveraged the Hackett growth to improve the lead flow and competitiveness of our implementation services. Lastly, we used our proprietary best practice offerings to enter into a strategic alliance with Accenture that holds great promise. These developments, along with an improving economic environment, have strongly positioned the organization as we start the new year.”

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The Company also announced that the consolidated complaint in the pending securities class action suit against it was dismissed without prejudice by the court. As a result of the judge’s decision, the plaintiffs have informed the Company that they will not pursue the matter further.

Based on the current economic outlook, the Company estimates total revenues in the first quarter of 2004 to be in the range of $33 million to $35 million. The Company also estimates net income per diluted share to be in the range of $0.01 to $0.04 and pro forma net income per diluted share to be in the range of $0.02 to $0.04 in the first quarter of 2004.

Other Highlights

Accenture Alliance – On October 14, 2003, Accenture, Answerthink, and its wholly owned subsidiary, The Hackett Group announced an alliance to jointly market benchmarking, consulting and Business Process Outsourcing services in the areas of finance, performance management and business intelligence aimed at introducing clients to the best practices of the world’s top companies. Although the initial focus was limited to the finance vertical, this agreement is expected to expand across additional service areas as well as geographically. During the fourth quarter, the companies pursued and won several phase one client engagements that integrated The Hackett Group’s benchmarking offerings and/or Answerthink’s best practice implementation approach. Answerthink also announced the hiring of former Accenture partner Steve McMinn to lead the Company’s efforts with Accenture.

BAS Services Offerings – During the quarter, The Hackett Group formally launched its new Business Advisory Service offerings. The premium-value, membership-based programs for executives in finance, information technology, human resources, procurement, and shared services offer: confidential, one-on-one telephone inquiry service with Hackett business advisors; analyses of best practices, survey results, and management issues in a members-only research publication titled Hackett Perspective; plus conferences, Webcasts, and other opportunities for peer interaction.

Hackett Executive Appointments – The Hackett Group named Wayne Mincey President and Chief Operating Officer. Mincey now reports to Bruce Barlag, who had held the title of Hackett President, and has been named Chief Executive Officer. Most recently, Mincey served as President of the Spherion Technology Group, a $300+ million information technology consulting, managed services, and staffing company. In addition, Alan Wolfe joined Hackett as Vice President responsible for sales. Wolfe comes to The Hackett Group from Gartner Group, where he has served in various sales management positions over the past seven years. Wolfe most recently served as Southern Region Area Sales Manager for Gartner.

InfoWorld 100 Award Win – Answerthink was named a winner of a prestigious 2003 InfoWorld 100 award for its Best Practices Implementation (BPI) knowledge repository. The annual awards honor companies that demonstrate the most creative use of cutting-edge technologies to further their business goals. Answerthink’s BPI is an interactive database containing tools and analysis that enables consultants to leverage proven best practices from the renowned database of The Hackett Group as part of their technology implementations.

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Representative Client Engagements

Air Transportation Provider – A multi-faceted enterprise transformation program designed to use a Hackett finance benchmark as a starting point to significantly improve the efficiency and effectiveness of the company’s finance operations and enhance performance measurement and reporting. Answerthink will help with a comprehensive redesign of the company’s finance processes to foster best practices adoption, a definition of requirements, evaluation of the existing enabling systems infrastructure, and an evaluation of commercially available ERP financial applications to support redesigned processes. The project also includes a comprehensive effort to streamline and automate the company’s time & attendance capabilities, including process redesign, requirements analysis, tool selection validation, and implementation planning.

Defense Electronics Manufacturer – A Hackett IT benchmark and membership in Hackett’s ERP Optimization BAS designed to enable the company to move its IT organization towards world-class in costs and service delivery, and help it serve as a better business partner to internal customers. The effort will involve individual drill-downs into IT support for each of the company’s core business units.

Global Technology Corporation – A Hackett SG&A benchmark for a newly-acquired subsidiary, which will be used as the foundation for a broad action plan to be developed by Accenture analyzing how the subsidiary can restructure its back office operations to cut costs, consolidate and centralize, and outsource as necessary.

Investor Call Information

Answerthink will host a conference call for investors today at 5:00 P.M. ET to further discuss the earnings results for the fourth quarter and future outlook. To participate in the conference call, please dial (877) 939-1569 approximately 5-10 minutes before the call. International callers may dial (712) 257-0003. The passcode for the call is “Fourth Quarter” and the conference leader is Ted A. Fernandez. In addition, Answerthink will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.answerthink.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

If you are unable to participate in the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, February 10, 2004 and will run through 5:00 P.M. ET on Tuesday, February 17, 2004. To access the rebroadcast, please dial (800) 284-7036. For International callers, please dial (402) 220-9740. An online replay of the call will also be available after 8:00 P.M. ET on Tuesday, February 10, 2004 and will run through 5:00 P.M. ET on Tuesday, February 17, 2004. To access the call, visit http://www.answerthink.com or http://www.streetevents.com.

About Answerthink

Answerthink, Inc. (www.answerthink.com) is a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, the world’s leading repository of enterprise best practice metrics and business process knowledge, Answerthink’s business and technology solutions help clients improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, business intelligence, and offshore application maintenance and support. Founded in 1997, Answerthink has offices throughout the United States and in Europe.

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About The Hackett Group

The Hackett Group (www.thehackettgroup.com), an Answerthink company, is a business advisory firm providing empirically based advice and best-practices research to executives seeking to drive world-class performance in areas such as finance, IT, human resources, and procurement. Hackett’s functional and process-specific benchmarks and its confidential, on-demand, membership-based advisory services are backed by an ongoing database of best practices in processes, technology, and organization in use at more than 2,400 clients around the globe. This unparalleled information repository allows Hackett business advisors to provide data, advice, and strategic insight with a level of integrity and authority available nowhere else. As of this writing, Hackett clients comprise 97 percent of the Dow Jones Industrials, 81 percent of the Fortune 100 and 92 percent of the Dow Jones Global Titans Index.

# # #

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, our ability to effectively integrate acquisitions into our operations, our ability to attract additional business, the timing of projects and the potential for contract cancellation by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in general economic conditions and interest rates, the risk that the Internal Revenue Service or the courts may not accept the amount or nature of one or more items of deduction, loss, income or gain as reported by Answerthink for tax purposes and the possible outcome of pending litigation and our actions in connection with such litigation as well as other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.

Answerthink, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended		Year Ended
	January 2, 2004	January 3, 2003	January 2, 2004	January 3, 2003
	(unaudited)
Revenues:
Revenues before reimbursements	$27,828	$34,779	$117,945	$156,357
Reimbursements	3,359	4,598	14,442	20,490

Total revenues	31,187	39,377	132,387	176,847

Costs and expenses:
Project personnel and expenses:
Project personnel and expenses before reimbursable expenses	16,001	23,847	73,061	104,981
Reimbursable expenses	3,359	4,598	14,442	20,490

Total project personnel and expenses	19,360	28,445	87,503	125,471

Selling, general and administrative expenses	10,181	11,841	43,951	53,416
Impairment of goodwill (1)	—	—	—	20,000
Restructuring costs	—	10,886	4,875	10,886
Stock compensation expense	671	—	1,236	—

Total costs and operating expenses	30,212	51,172	137,565	209,773

Income (loss) from operations	975	(11,795)	(5,178)	(32,926)
Other income (expense):
Interest income	189	222	706	766
Interest expense	—	—	—	(196)

Income (loss) before income taxes, loss from discontinued operations and cumulative effect of change in accounting principle	1,164	(11,573)	(4,472)	(32,356)
Income taxes	125	(1,467)	350	(3,508)

Income (loss) from continuing operations	1,039	(10,106)	(4,822)	(28,848)
Loss from discontinued operations	—	(4,592)	—	(8,911)

Income (loss) before cumulative effect of change in accounting principle	1,039	(14,698)	(4,822)	(37,759)
Cumulative effect of change in accounting principle (1)	—	—	—	(31,200)

Net income (loss)	$1,039	$(14,698)	$(4,822)	$(68,959)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.02	$(0.22)	$(0.11)	$(0.62)
Loss from discontinued operations	$—	$(0.10)	$—	$(0.19)
Cumulative effect of change in accounting principle	$—	$—	$—	$(0.68)
Net income (loss) per common share	$0.02	$(0.32)	$(0.11)	$(1.49)
Weighted average common shares outstanding	44,480	46,096	45,140	46,348

Diluted net income (loss) per common share: (2)
Income (loss) from continuing operations	$0.02	$(0.22)	$(0.11)	$(0.62)
Loss from discontinued operations	$—	$(0.10)	$—	$(0.19)
Cumulative effect of change in accounting principle	$—	$—	$—	$(0.68)
Net income (loss) per common share	$0.02	$(0.32)	$(0.11)	$(1.49)
Weighted average common and common equivalent shares outstanding	48,793	46,096	45,140	46,348

Pro forma data: (3)
Income (loss) before income taxes, loss from discontinued operations and cumulative effect of change in accounting principle	$1,164	$(11,573)	$(4,472)	$(32,356)
Impairment of goodwill	—	—	—	20,000
Restructuring costs	—	10,886	4,875	10,886
Stock compensation expense	671	—	1,236	—
Amortization of intangible assets	408	75	893	208

Pro forma income (loss) before income taxes	2,243	(612)	2,532	(1,262)
Pro forma income taxes	897	(245)	1,013	(505)

Pro forma net income (loss)	$1,346	$(367)	$1,519	$(757)

Pro forma basic net income (loss) per common share	$0.03	$(0.01)	$0.03	$(0.02)
Weighted average common shares outstanding	44,480	46,096	45,140	46,348
Pro forma diluted net income (loss) per common share	$0.03	$(0.01)	$0.03	$(0.02)
Weighted average common and common equivalent shares outstanding	48,793	46,096	47,236	46,348

(1)	The Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, during the first quarter of 2002. This accounting rule eliminated the amortization of goodwill and changed the method of determining whether there is a goodwill impairment from an undiscounted cash flow method to a fair value method. As a result of the adoption of this standard, the Company incurred a non-cash transitional charge of $31.2 million in the first quarter of 2002 due to the cumulative effect of the change in accounting principle. The new statement also requires that goodwill be tested for impairment on an annual basis and between annual tests in certain circumstances. The Company performed an impairment test during the third quarter of 2002 and recorded a non-cash charge of $20.0 million primarily as a result of the decline in stock prices for the Company and its peer group.
(2)	Potentially dilutive shares were excluded from the diluted loss per share calculation for the year ended January 2, 2004 and the quarter and year ended January 3, 2003, as their effects would have been anti-dilutive to the loss incurred by the Company. The total number of weighted average common and common equivalent shares outstanding, including any anti-dilutive shares, for the year ended January 2, 2004 were 47,236 and for the quarter and year ended January 3, 2003 were 46,347 shares and 46,992, respectively.
(3)	The Company provides pro forma earnings results (which exclude amortization and impairment of intangible assets, non-cash compensation, change in accounting principle, loss from discontinued operations and restructuring charges, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles. These non-GAAP results are provided to enhance the user’s overall understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the inclusion of non-GAAP numbers provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States of America.

Answerthink, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 2, 2004	January 3, 2003
ASSETS

Current assets:
Cash and cash equivalents	$54,441	$63,419
Restricted cash	—	2,909
Accounts receivable and unbilled revenue, net	24,877	24,159
Prepaid expenses and other current assets	4,260	14,678

Total current assets	83,578	105,165

Marketable investments	10,000	—
Restricted cash	3,000	—
Property and equipment, net	8,714	11,790
Other assets	3,211	1,686
Goodwill, net	26,720	26,720

Total assets	$135,223	$145,361

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,793	$5,684
Accrued expenses and other liabilities	26,195	26,630

Total current liabilities	29,988	32,314

Shareholders’ equity	105,235	113,047

Total liabilities and shareholders’ equity	$135,223	$145,361

Answerthink, Inc.

Supplemental Financial Data

(unaudited)

	2003		2002
	Q4	Q3	Q4
Revenue Breakdown by Group:
(in thousands)

Business Applications	$13,589	$14,447	$23,571
Business Intelligence	8,612	8,148	9,049
Business Transformation	5,470	6,358	5,235
The Hackett Group	3,516	3,965	1,522

Total revenues	$31,187	$32,918	$39,377

Revenue Concentration:
(% of total revenues)

Top customer	7%	8%	12%
Top 5 customers	25%	29%	43%
Top 10 customers	37%	44%	56%

Key Metrics and Other Financial Data:

Consultant utilization rate	69%	73%	60%
Gross billing rate per hour	$175	$178	$182
Net billing rate per hour	$156	$158	$162
Consultant headcount	483	486	620
Total headcount	618	617	753
Days sales outstanding (DSO)	73	63	60
Cash provided by operating activities (in thousands)	$2,205	$3,567	$6,416
Depreciation and amortization (in thousands)	$1,295	$1,259	$1,304

Share Repurchase Program:

Shares purchased since inception (in thousands)	3,550	3,550	1,146
Cost of shares repurchased since inception (in thousands)	$7,686	$7,686	$2,208
Average per share cost of shares purchased since inception	$2.16	$2.16	$1.93
Remaining authorization (in thousands)	$2,314	$2,314	$2,792